Exhibit 10.2
Execution Version
CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”) is entered into by and between Fred Kornberg (“you”) and Comtech Telecommunications Corp., a Delaware corporation (the “Company”) on behalf of itself and its subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and each of its or their respective past and/or present directors, officers, shareholders, fiduciaries, agents, trustees, administrators, employees, representatives, heirs and assigns, whether acting as agents for the Company or in their individual capacities (collectively the “Company Entities”).
WHEREAS, prior to December 31, 2021, you served as the Chief Executive Officer of the Company, serving pursuant to the terms of that certain Seventh Amended and Restated Employment Agreement by and between you and the Company, dated as of March 4, 2020 (the “Employment Agreement”), that certain Change-in-Control Agreement (Tier 1) by and between you and the Company, (the “CIC Agreement”), and that certain Indemnification Agreement, dated March 7, 2007 by and between you and the Company (the “Indemnification Agreement”); and
WHEREAS, the Company terminated your service as Chief Executive Officer and an employee of the Company on December 31, 2021; and
WHEREAS, the Company desires that you assist in the orderly transition of responsibilities to your successor and that you remain available for a period of years to advise your successor and other senior executives of the Company regarding high level, strategic technology matters.
NOW, THEREFORE, for good and sufficient consideration, the receipt and adequacy of which are hereby acknowledged by you and the Company, you and the Company hereby agree as follows:
1.Status. As of December 31, 2021, (the “Transition Date”), you ceased to serve as the Chief Executive Officer of the Company. You acknowledge that you have taken all necessary actions to effectuate your resignation, effective as of the Transition Date, from your position of Chief Executive Officer of the Company and any other positions you hold at the Company or its subsidiaries, other than Chairman of the Board of Directors of the Company, and subject to the terms of Section 2, Senior Technology Advisor. Notwithstanding anything to the contrary in this Agreement, nothing herein shall be construed as your consent to such termination of employment. Effective as of the Transition Date, subject to the terms of Section 2, you will begin providing services to the Company as a Senior Technology Advisor. Nothing herein is intended to affect your ongoing service as a member of the Company’s Board of Directors or your Chairmanship of the Board of Directors. Except as specifically provided in Section 7 and Section 11.b, you hereby acknowledge and agree, notwithstanding anything to the contrary in the CIC Agreement or the Employment Agreement, including any notice requirements, that the CIC Agreement and the Employment Agreement will be terminated as of the Effective Date (as defined in Section 19 below) and you will not be entitled to any compensation (including award vesting) or benefits pursuant to the terms of the CIC Agreement or the Employment Agreement from and after the Effective Date. You also acknowledge and agree that you will not be entitled to receive any payments or benefits in connection with your termination of employment, except as provided in Section 11.a of this Agreement.

2.Consulting Engagement.
a.Beginning on the Transition Date, you agree to serve as a consultant to the Company, and shall provide the consulting services described herein (the “Consulting Engagement”). The services to be provided by you (the “Consulting Services”) shall consist of serving as a Senior Technology Advisor to the Company (including the Board of Directors), and advising the Company’s Chief Executive Officer and other executives regarding high level, strategic technology matters, including new program conceptualization, research and development, and technology acquisitions. The role will pertain primarily, although not exclusively, to the Company’s satellite earth station and radio frequency product lines. You will coordinate the provision of such services with the Chief Executive Officer of the Company. It is intended that, on the Transition Date, you will experience a “separation from service” within the meaning of Treasury Regulation § l.409A-l(h).
b.The Consulting Engagement hereunder shall be for the period commencing on December 31, 2021 and continuing until the second anniversary thereof, unless terminated earlier in accordance with Section 3 hereof. The period during which you will provide Consulting Services is referred to as the “Consulting Period.” Notwithstanding the foregoing, the Company may extend the Consulting Period to the third anniversary of December 31, 2021 upon written notice to you (the “Company Option”).
c.During the Consulting Period, your relationship to the Company hereunder shall be that of an independent contractor. In your capacity as a consultant, you will not be the agent of the Company and shall have no authority to act on behalf of the Company in any manner except in the manner and to the extent that the Company may expressly agree in writing. Without limiting the generality of the foregoing, under no circumstances shall you have any authority to incur on behalf of the Company any debt, obligation or liability. You will be responsible for the payment of all federal, state, local and foreign withholding taxes and other such employment related taxes on your compensation hereunder. You also agree that during the Consulting Period, you will not be eligible to participate in any employee benefit plans or arrangements of the Company or its affiliates, unless otherwise provided in accordance with the terms and conditions of the applicable plan as determined by the Company in its sole discretion. Without limiting the foregoing, you will continue to be eligible to participate in the Company’s group life program during the Consulting Period to the extent such coverage is available under the terms of the policy in effect on the date hereof.
d.During the Consulting Period, you will be solely responsible for all fees, costs and expenses incurred in the performance of the Consulting Services, including, without limitation, meals, commuting and transportation expenses and cell phone costs; provided, however, the Company shall reimburse you for fees, costs and expenses incurred by you in the performance of the Consulting Services to the extent the Company requests or requires you in writing to incur such fees, costs or expenses. Any amounts for which you are eligible or entitled to reimbursement shall be reimbursed by the Company in accordance with the Company’s expense reimbursement policy upon your submission of appropriate documentation of such expenses.

e.During the Consulting Period, you agree to comply with all applicable policies of the Company, including the Comtech Telecommunications Corp. Standards of Business Conduct, as well as all applicable laws, rules and regulations.
3.Consulting Engagement Termination.
a.The Consulting Engagement and Consulting Services may be terminated only as follows (i) by action of the Board of Directors of the Company, upon notice to you, if during the Consulting Period you fail to perform your duties with the Company due to Disability, or for Cause (both as defined in the CIC Agreement), (ii) due to your death or (iii) by the mutual agreement of you and the Company.
b.Upon termination of the Consulting Engagement for any reason, you will be paid promptly after such termination, the accrued Consulting Fee (as defined in Section 11.b.i below), to the extent unpaid, through the date of termination, in addition to any vesting acceleration of outstanding equity awards or other payments under Section 11.b. Upon termination of the Consulting Engagement for any reason, you will promptly return, or cause to be returned, to the Company all files, documents and other papers and copies thereof relating, directly or indirectly, to the business or affairs of the Company.
4.Release.
a.For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and conditioned upon the substantial performance by the Company of its obligations hereunder you, on behalf of yourself and your successors, assigns, heirs and representatives (each, a “Releasing Party”), hereby release and forever discharge the Company Entities (each, a “Released Party”), individually and collectively, from any and all claims, demands, causes of action, liabilities or obligations, known or unknown, pending or not pending, liquidated or not liquidated, of every kind and nature whatsoever (collectively, the “Released Claims”) which the Releasing Party has, has had or may have against any one or more of the Released Parties arising out of, based upon or in any way, directly or indirectly, related to the Company’s business, your employment with the Company or the termination of such employment; provided, however, that this Agreement shall have no effect whatsoever upon: (i) the Company’s obligations, if any, to pay or provide all payments and benefits pursuant to this Agreement or your rights to enforce such obligations; (ii) any and all obligations of the Released Parties to defend, indemnify, hold harmless or reimburse you under applicable law and/or under the respective charters and by-laws of the Released Parties, and/or pursuant to insurance policies, if any, for acts or omissions in your capacity as a director, officer and/or employee thereof; and (iii) any and all rights you may have to accrued vested benefits or entitlements under and in accordance with any applicable plan, agreement, program, award, policy or arrangement of a Released Party, including, without limitation, the CIC Agreement, the Employment Agreement, the Long-Term Equity Incentive Awards, the Employee Awards and the Indemnification Agreement.
b.The Released Claims include, without limitation, (i) all claims arising out of or relating to breach of contract, covenants of good faith and fair dealing, or personnel policies or guidelines, (ii) all claims arising out of or relating to violations of any applicable federal, state or local statute, law, ordinance, regulation or order as the same may be amended or supplemented from time to time, including, without limitation, the Fair Labor Standards Act, the Equal Pay Act, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the National Labor Relations Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the New York State Human Rights Law, the New York Labor Law, the New York Minimum Wage Act, the New York City Human Rights Law, the New York City Earned Sick Time Act, and the New York City Administrative Code, (iii) all claims for back pay, lost benefits, reinstatement, liquidated damages, punitive damages, and damages on account of any alleged personal, physical or emotional injury, and (iv) all claims for attorneys’ fees and costs.
c.You agree that you are voluntarily executing this Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act, and that the consideration given for the waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act, that: (i) your waiver and release specified herein does not apply to any rights or claims that may arise after the date you sign this Agreement; (ii) you have the right to consult with an attorney prior to signing this Agreement; (iii) you have at least twenty-one (21) days to consider this Agreement (although you may choose to sign it earlier); (iv) you have seven (7) days after you sign this Agreement to revoke it; and (v) this Agreement will not be effective until the date on which the revocation period has expired, which will be the eighth day after you sign this Agreement, assuming you have returned it to the Company by such date.
5.Waiver of Relief. You acknowledge and agree that by virtue of the foregoing release, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in Section 4. Therefore, you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.
6.Restrictive Covenants. In consideration for the payments and benefits provided by the Company under this Agreement, by your execution of this Agreement you agree as follows:
a.You acknowledge that your services for the Company are of a special and unique nature and your position with the Company places you in a position of confidence and trust with clients and employees of the Company. Therefore, and in consideration of the Company's performance of its covenants and agreements under this Agreement and under any written employment agreement between you and the Company, you will not at any time during which you are providing services the Company and for a period of two years thereafter (the "Restrictive Period"), directly or indirectly, engage in any business (as an owner, joint venturer, partner, stockholder, director, officer, consultant, agent or otherwise, other than as the owner of less than 1% of the outstanding class of a publicly traded security) which competes with the business in which the Company is presently engaged or may be engaged at any time during your employment with the Company.
b.You agree that you will not (except on behalf of the Company as part of providing Consulting Services), during the Restrictive Period, employ or retain, solicit the employment or retention of, or knowingly cause or encourage any entity to retain or solicit the employment or retention of, any person who is or was an employee of the Company at any time during the period commencing 12 months prior to your termination of services. After your termination of services: (A) You will refrain from disparaging, whether orally, in writing or in other media, the Company, its affiliates, the officers, directors and employees of each of them, and the products and services of each of them, and (B) the Company will not disparage you or otherwise comment upon your employment performance other than as may be required by law or as requested by you.
c.You will not at any time, directly or indirectly, without the Company's prior written consent, disclose to any third party or use (except as authorized in the regular course of the Company's business or in your performance of your responsibilities for the Company) any confidential, proprietary or trade secret information that was either acquired by you during your employment with the Company or thereafter, including, without limitation, sales and marketing information, information relating to existing or prospective customers and markets, business opportunities, and financial, technical and other data (collectively, the "Confidential Information"). After termination of your services to the Company for any reason, you shall promptly return to the Company all originals and/or copies of written or recorded material (regardless of the medium) containing or reflecting any Confidential Information and shall promptly confirm in writing to the Company that such action has been taken. Notwithstanding the foregoing, the following shall not constitute Confidential Information: (i) Information that is already in the public domain at the time of its disclosure to you; (ii) Information that, after its disclosure to you, becomes part of the public domain by publication or otherwise other than through your act; and (iii) Information that you received from a third party having the right to make such disclosure without restriction on disclosure or use thereof.
d. Nothing in this Agreement shall be construed to prevent you from (A) responding truthfully to a valid subpoena; or (B) reporting to, communicating with, contacting, responding to an inquiry from, cooperating with, providing relevant information to or otherwise participating or assisting in an investigation conducted by: (1) any federal, state or local governmental or regulatory body or official(s) or self-regulatory organization regarding a possible violation of any state or federal laws or regulations that has occurred, is occurring or is about to occur, including, but not limited to, the Department of Justice, the Securities and Exchange Commission and any other equivalent office of a federal or state agency or Inspector General; or (2) the Equal Employment Opportunity Commission, the National Labor Relations Board or any other governmental authority with responsibility for the administration of labor or employment laws regarding a possible violation of such laws. Prior authorization of the Company shall not be required to make any reports or disclosures described above and you are not required to notify the Company that you have made such reports or disclosures. Additionally, you will not be held criminally or civilly liable for disclosure of a trade secret made in confidence to a government official (federal, state, or local) or to an attorney for the sole purpose of reporting or investigating a suspected legal violation. Further, you will not be liable for disclosing a trade secret in a lawsuit and other proceeding if the filings are made under seal.

If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

You acknowledge and agree that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 6 would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, may be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. Further, in the event you breach any of the foregoing covenants of this Section 6, in addition to any other remedies available to the Company, to the maximum extent permitted by applicable law, the Company shall have the right to recoup from you, and you shall be obligated to repay to the Company, an amount equal to the actual amount of the payment paid to you pursuant to Section 3.g.A of the CIC Agreement multiplied by the Recoverable Portion. For the purposes of this Section 6, "Recoverable Portion" means a percentage obtained by dividing (i) the number of days remaining in the Restrictive Period from and after the commencement of such breach, by (ii) 730. For the avoidance of doubt, recoupment by the Company pursuant to the immediately preceding sentence shall neither be deemed liquidated damages, nor shall it preclude the Company from seeking or obtaining a judgment against you for damages caused by your breach of the foregoing covenants of this Section 6.
7.Other Provisions. You acknowledge and agree that Section 4 (“Mitigation”), Section 7(f) (“Tax Withholding”) and Section 7(g) (“Surviving Obligations”) of the CIC Agreement and Section 8, Section 10 and Section 12 of the Employment Agreement are each incorporated herein (with any such modifications as specified in this Agreement) and shall form a part of this Agreement, and where applicable shall be deemed to refer to this Agreement in addition to any other agreements specified therein.
8.Acquisition of and Assignment of All Inventions.
a.You will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, computer hardware products and services, databases, mask works and trade secrets, including but not limited to technologies, systems and processes related to the telecommunications and wireless industry, that you make or conceive or first reduce to practice or create, either alone or jointly with others, which were developed prior to your employment by the company which began February 1, 1971, or that were developed within the scope of your employment with the Company (collectively, the “Inventions”), meaning those Inventions that are developed using the Company’s facilities, materials, or other resources, that refer to, are suggested by, or are the result of any work you may do during your employment with the Company, that arise from any information obtained from the Company, and/or that are directly or indirectly related to your work for the Company, whether or not such Inventions are patentable, subject to copyright or protectable as trade secrets. This Section 8.a shall only apply to Inventions that have not been previously disclosed to the Company prior to the Effective Date. Notwithstanding anything contained herein, Section 8.b, Section 9 and Section 10 shall apply to any Invention, whether or not previously disclosed to the Company.
b.You acknowledge and agree that any copyrightable Inventions prepared by you within the scope of your employment and/or Consulting Services are “works made for hire” under the Copyright Act of 1976 and other applicable laws and that the Company is the author and owner of such copyrightable Inventions. You agree that all Inventions are the sole and exclusive property of the Company, and you hereby irrevocably assign to the Company, from the moment of their creation and fixation in tangible media, any and all Inventions. Consequently, you agree not to challenge the ownership rights of the Company or the Company’s designee(s) in such Inventions, nor shall you seek to register any such Inventions on your own behalf or on behalf of any other person or entity other than the Company. To the extent that any such Inventions, under applicable law, may not be considered a work made for hire by you for the Company, you hereby irrevocably assign to the Company, without any further consideration, all rights, title and interest in and to such Inventions. The Company shall have the sole and exclusive right to exploit in any manner and media, whether now known or hereafter devised, all rights in the Inventions throughout the world in perpetuity without any additional payment to you.
9.Assignment of Other Rights; Grant of License.
a.In addition to the foregoing assignment of Inventions to the Company, you hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any and all Inventions (including the right to prosecute or sue for infringements or other violations of these intellectual property rights); and (ii) any and all “Moral Rights” (as defined below) that you may have in or with respect to any Inventions. You also hereby forever waive and agree never to assert any and all Moral Rights you may have in or with respect to any Invention, even after termination of your work on behalf of the Company. You hereby authorize the Company to make any desired changes to any part of any Invention, to combine it with other materials in any manner desired, and to withhold your identity in connection with any distribution or use thereof alone or in combination with other materials. The term “Moral Rights” means any right to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under the judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
b.If you use or disclose your own or any third party’s confidential information, intellectual property, or inventions when acting within the scope of your employment or otherwise on behalf of the Company, the Company will have and you hereby grant to the Company a perpetual, irrevocable, world-wide royalty-free, non-exclusive, sub-licensable right and license to exploit, use, rely upon and exercise all such confidential information and intellectual property rights therein.
10.Assistance. You agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections related to such Inventions in any and all countries. You will execute any documents that the Company may reasonably request for use in obtaining, enforcing, and/or assigning such patents, copyrights, mask work rights, trade secrets and other legal protections. Your obligations under this section will continue beyond the termination of your employment and/or Consulting Services with the Company, provided that the Company will compensate you at a reasonable rate after such termination for time or expenses actually spent by you at the Company’s request on such assistance. You appoint the Secretary of the Company as your attorney-in-fact to execute documents on your behalf for this purpose.
11.Payments and Benefits.
a.Severance Payments. On the Transition Date, you will be entitled to the payments and benefits described in Section 3.g of the CIC Agreement, in accordance with the terms of the CIC Agreement. For the avoidance of the doubt, the release provided by you in accordance with Section 4 above satisfies any release requirement in the CIC Agreement.
b.Consulting Period. In consideration of your agreement to provide the Consulting Services, your execution and non-revocation of this Agreement and your compliance with (i) the non-competition, non-solicitation and non-disclosure provisions contained in Section 6, (ii) the acquisition and assignment of your right to any Inventions and other assignment of rights to the Company pursuant to Section 8 and Section 9, (iii) the execution of a release of claims as provided in Section 4 and (iv) the other terms and conditions of this Agreement, the Company shall provide you the following payments and benefits in full satisfaction of any and all obligations it may have to you:
i.During the Consulting Period, fees at the rate of $500,000 annually (the “Consulting Fee”), which shall be payable in equal monthly installments in arrears by the 15th calendar day of the subsequent month.
ii.On the date this Agreement is executed, a grant, pursuant to the terms and restrictions of the 2000 Plan, of Restricted Stock of the Company, with a grant date fair value equal to $1,250,000 (the “First Restricted Stock Grant”). The First Restricted Stock Grant shall vest 1/12 on the date of grant and in 11 equal monthly installments thereafter from the date of grant, subject to you continuing to provide services to the Company through each applicable vesting date.
iii.On January 1, 2023, a grant, pursuant to the terms and restrictions of the 2000 Plan, of Restricted Stock of the Company, with a grant date fair value equal to $1,000,000 (the “Second Restricted Stock Grant”). The Second Restricted Stock Grant shall vest 1/12 on the date of grant and in 11 equal monthly installments thereafter from the date of grant, subject to you continuing to provide services to the Company through each applicable vesting date.
iv.Subject to the Company exercising the Company Option, on January 1, 2024, a grant, pursuant to the terms and restrictions of the 2000 Plan, of Restricted Stock of the Company, with a grant date fair value equal to

$750,000 (the “Third Restricted Stock Grant”). The Third Restricted Stock Grant shall vest 1/12 on the date of grant and in 11 equal monthly installments thereafter from the date of grant, subject to you continuing to provide services to the Company through each applicable vesting date.

Each Restricted Stock grant in this Section 11.b shall include a right to receive dividends (with the dividend payments subject to the same vesting provisions as the Restricted Stock) and shall vest in full on any termination of the Consulting Engagement as a result of death, termination due to Disability or any termination without Cause. In addition, on any termination of the Consulting Engagement as a result of death, termination due to Disability or any termination without Cause prior to January 1, 2023 you (or your estate in the case of death) shall be paid in cash or vested common stock at the election of the Company an amount equal to $1,000,000.
12.Acknowledgement. You acknowledge and agree that the payments and other benefits provided pursuant to Section 11 of this Agreement: (i) are in full satisfaction and discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, to which you may be entitled (including, but not limited to, liabilities and obligations (A) under the CIC Agreement and the Employment Agreement and (B) in consideration for your service as Chairman of the Board of Directors (or any other service as a member of the Board of Directors if you cease to be Chairman but remain as a member of the Board of Directors during the Consulting Period)); (ii) are in lieu of any termination or severance payments or benefits for which you may be eligible under any of the plans, policies or programs of the Company; and (iii) exceed the amount you are entitled to receive from the Company and are consideration for your entering into this Agreement.
13.Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.
14.Breach of Agreement. You agree that any breach of this Agreement shall constitute a material breach as to which the Company may immediately cease making any payments or providing any benefits owed to you under this or any other agreement and seek all relief available under the law or at equity, including recoupment of the payments and benefits provided pursuant to this Agreement. You further acknowledge that any breach of the promises set forth in this Agreement will cause the Company irreparable harm for which there is no adequate remedy at law, and you therefore consent to the issuance of an injunction in favor of the Company enjoining the breach of any of those promises by any court of competent jurisdiction.
15.Miscellaneous.

a.This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.
b.If any provision of this Agreement requires interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.
16.Assignment. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.
17.Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law.
18.Entire Agreement. You understand that this Agreement, and the surviving provisions of the CIC Agreement, the Employment Agreement, the Indemnification Agreement and the Goal Sheet which sets forth the fiscal year 2022 Performance Incentive Compensation Targets, constitute the complete understanding between the Company and you, and supersede any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities. No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the Effective Date of this Agreement. No modification or waiver of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.
19.Acceptance. You may accept this Agreement by signing it and returning it to Mr. Michael Porcelain, on or before January 24, 2022. After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke it by indicating your desire to do so in writing delivered to Mr. Michael Porcelain by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign it (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide payments and benefits, shall be deemed automatically null and void.
20.Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Agreement and shall not be employed in the construction of the Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
Fred Kornberg
/s/ Fred Kornberg     Date: January 3, 2022
COMTECH TELECOMMUNICATIONS CORP.
By: /s/ Michael Porcelain     Date: January 3, 2022
Name: Michael Porcelain
Its: Chief Executive Officer and President